News Release

CONTACT:	Steve Dale (U.S. Bancorp) (612) 303-0784 Erin Freeman (Piper Jaffray) (415) 277-1595

U.S. BANCORP ANNOUNCES SPIN OFF OF PIPER JAFFRAY UNIT

MINNEAPOLIS (February 19, 2003) — U.S. Bancorp (NYSE: USB) announced today that it plans to spin off its wholly owned subsidiary, U.S. Bancorp Piper Jaffray, to U.S. Bancorp shareholders. As a result, U.S. Bancorp shareholders would receive shares of the new Piper Jaffray company in a tax-free stock dividend distribution. It is anticipated that the spin-off will be completed in the third quarter of 2003. Once the spin-off is completed, Piper Jaffray will be owned 100 percent by U.S. Bancorp shareholders, with U.S. Bancorp holding no continuing equity interest in the company. U.S. Bancorp is expecting to continue to hold a subordinated debt interest in the new company of approximately $215 million.

Jerry A. Grundhofer, chairman, president and chief executive officer of U.S. Bancorp, commented, “With this spin-off we are providing our shareholders with another avenue in which to benefit from their investment in our company. Our decision to spin off the unit means we are moving the ownership of Piper Jaffray from U.S. Bancorp directly to our shareholders.”

Following the spin-off, Piper Jaffray will become an independent publicly traded company. Andrew S. Duff, who currently is a vice chairman of U.S. Bancorp and president and chief executive officer of the U.S. Bancorp Piper Jaffray unit, will become president and chief executive officer of the new independent company. This transaction remains subject to various conditions, approvals and registration requirements.

Duff noted, “This is a tremendous opportunity for all of Piper Jaffray. As an independent company we will continue our culture of being committed to focused client service and have the distinct competitive advantage of significant employee ownership in the new Piper Jaffray.”

U.S. Bancorp will continue to offer a comprehensive range of investment and financial solutions through U.S. Bank, U.S. Bancorp Asset Management and U.S. Bancorp Investments. U.S. Bancorp Piper Jaffray, through its Capital Markets and Private Advisory Services operations, provide a full range of investment products and services to individuals, institutions and businesses. The Piper Jaffray unit currently has approximately 3,000 employees and more than 120 offices in 24 states across the country. For more information about U.S. Bancorp Piper Jaffray, visit www.piperjaffray.com .

In 2002, U.S. Bancorp’s capital markets division, which is primarily composed of the Piper Jaffray unit, had average assets of $3.0 billion, generated revenues of $737.3 million and contributed less than 1 percent of U.S. Bancorp’s net income.

U.S. Bancorp, with assets in excess of $180 billion, is the 8th largest financial services holding company in the United States. The company operates 2,142 banking offices and 4,604 ATMs, and provides a comprehensive line of banking, brokerage, insurance, investment, mortgage, trust and payment services products to consumers, businesses and institutions. U.S. Bancorp is home of the Five Star Service Guarantee which assures customers of certain key banking benefits and services or customers will be paid for their inconvenience. U.S. Bancorp is the parent company of U.S.Bank. Visit U.S. Bancorp on the web at usbank.com.

Jerry A. Grundhofer will host a conference call to discuss the spin-off of Piper Jaffray today, Wednesday, February 19, 2003, at 5:00 p.m. (CST). The call will be available by telephone or on the Internet. To access the conference call, please dial (800) 233-2795 and ask for the U.S. Bancorp conference call. Participants calling from outside the United States, please dial (785) 832-1077. For those unable to participate during the live call, a recording of the call will be available from 8:00 p.m. (CST) on Wednesday, February 19, 2003 through 11:00 p.m. (CST) on Wednesday, February 26, 2003. To access the recorded message dial (800) 945-0830. If calling from outside the United States, please dial (402) 220-0669 to access the recording. A webcast of the conference call will also be available via the Internet at usbank.com.

# # #

Forward-Looking Statements

This press release contains forward-looking statements. Statements that are not historical or current facts, including statements about beliefs and expectations, are forward-looking statements. These forward-looking statements cover, among other things, anticipated future expenses and revenue, and the future prospects of the Company. Forward-looking statements involve inherent risks and uncertainties, and important factors could cause actual results to differ materially from those anticipated, including the following, in addition to those contained in the Company’s reports on file with the SEC: (i) general economic or industry conditions could be less favorable than expected, resulting in a deterioration in credit quality, a change in the allowance for credit losses, or a reduced demand for credit or fee-based products and services; (ii) changes in the domestic interest rate environment could reduce net interest income and could increase credit losses; (iii) the conditions of the securities markets could change, adversely affecting revenues from capital markets businesses, the value or credit quality of the Company’s assets, or the availability and terms of funding necessary to meet the Company’s liquidity needs; (iv) changes in the extensive laws, regulations and policies governing financial services companies could alter the Company’s business environment or affect operations; (v) the potential need to adapt to industry changes in information technology systems, on which the Company is highly dependent, could present operational issues or require significant capital spending; (vi) competitive pressures could intensify and affect the Company’s profitability, including as a result of continued industry consolidation, the increased availability of financial services from non-banks, technological developments, or bank regulatory reform; (vii) acquisitions may not produce revenue enhancements or cost savings at levels or within time frames originally anticipated, or may result in unforeseen integration difficulties; and (viii) capital investments in the Company’s businesses may not produce expected growth in earnings anticipated at the time of the expenditure. Forward-looking statements speak only as of the date they are made, and the Company undertakes no obligation to update them in light of new information or future events.